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                                                                   EXHIBIT 23.02



The Board of Directors
Internet Communications Corporation:

We consent to incorporation by reference in the registration statement on Form S-4 of RMI.NET, Inc., of our report dated March 22, 2000, relating to the consolidated balance sheets of Internet Communications Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years ended December 31, 1999 and 1998 and the eleven-month period ended December 31, 1997, and to the reference to our firm under the heading "Experts" in the registration statement.


/s/ KPMG LLP
------------------------
KPMG LLP


Denver, Colorado
May 26, 2000